Exhibit 99.1
Kraton Corporation Announces First Quarter 2017 Results
HOUSTON, April 26, 2017 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products, announces financial results for the quarter ended March 31, 2017.
2017 FIRST QUARTER SUMMARY

▪	Chemical segment sales volumes increased 15% and Polymer segment sales volumes increased 2%, compared to the first quarter 2016

▪	Polymer segment raw material costs increased significantly in the first quarter 2017

▪
As anticipated, Polymer segment margins were adversely impacted in the quarter, reflecting the timing lag in realization of announced price increases and, to a lesser extent, continued competitive market conditions for SIS product grades

▪	Chemical segment margins for the first quarter 2017 reflect ongoing market pressures related to hydrocarbon-based C5 alternatives and competitive conditions for TOFA and TOR products

▪	Outlook for TOFA market conditions has improved

▪	Successful issuance of $400 million of 7.0% Senior Notes due 2025

▪	Proceeds applied as prepayment of existing Term Loan Facility, eliminated all scheduled payments prior to final maturity under Term Loan Facility

	Three Months Ended March 31,
	2017	2016
	(In thousands, except per share amounts)
Revenue	$458,125	$419,923
Polymer segment operating income	$41,628	$13,946
Chemical segment operating income (loss)	$17,695	$(10,720)
Net income attributable to Kraton	$6,413	$88,087
Adjusted EBITDA (non-GAAP)(1)	$65,571	$93,101
Adjusted EBITDA margin (non-GAAP)(2)	14.3%	22.2%
Diluted earnings per share	$0.20	$2.84
Adjusted diluted earnings (loss) per share (non-GAAP)(1)	$(0.15)	$0.80
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.
“On a consolidated basis, first quarter 2017 Adjusted EBITDA was $65.6 million. As expected, during the quarter we saw unprecedented increases in raw material costs for our Polymer segment and, as a result, our Adjusted EBITDA was negatively impacted by the lag in realization of price increases. While we expect the full realization of price increases implemented to address the increase in raw material costs to be completed in the second quarter 2017, the raw material cost trend itself has also reversed as we move into the second quarter of the year. As we have pointed out previously, we continue to see competitive conditions for SIS polymer grades in our Performance Products business,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “For our Chemical segment, we are encouraged by the 15% increase in sales volume compared to the first quarter 2016. However, segment margins continue to be adversely impacted by availability of low-cost C5 hydrocarbon alternatives, and pricing pressure for TOFA and TOR products in general. Regarding TOFA markets specifically, we implemented a global price increase of $120 per metric ton effective March 15th, reflecting an improving demand outlook for TOFA and, to a lesser extent, cost increases for CTO raw materials,” Fogarty added.
“Strategically, we continue to make progress on our cost reduction and transaction synergy value realization initiatives. In the first quarter we delivered an incremental $13 million on top of the cumulative $68 million realized through year-end 2016. We expect that for the balance of 2017 we will deliver an additional $27 million in cost reductions towards our 2018 target of $135 million. In addition, during the first quarter we took steps to further refine our capital structure. In early January we repriced our Term Loan Facility, reducing the interest cost for amounts outstanding under the facility by 100 basis points, and in late March, we issued $400 million of 7.0% Senior Notes, using the proceeds to reduce borrowings under the Term Loan Facility. This issuance resulted in a more appropriate balance between secured and unsecured components of our outstanding debt, and effectively eliminated all scheduled amortization payments under the Term Loan Facility, enhancing financial flexibility,” said Fogarty.

Status of Synergies, Operational Improvement, and Cost Reduction Initiatives
We previously announced synergies and operational improvement initiatives associated with our January 6, 2016 acquisition of Arizona Chemical (the “Arizona Chemical Acquisition”) and a cost reduction initiative targeted at lowering costs in our Polymer segment. Following is a summary of the status of these initiatives:

	Cumulative through
	March 31, 2017	December 31, 2016
	(In thousands)
General and administrative synergies	$20,863	$17,663
Operational improvements	27,007	19,223
Cost reduction	33,522	31,338
	$81,392	$68,224

Three Months Ended March 31, 2017 compared to Three Months Ended March 31, 2016
Polymer Segment

	Three Months Ended March 31,
	2017	2016
Revenue	(In thousands)
CariflexTM	$38,048	$38,023
Specialty Polymers	90,920	85,029
Performance Products	141,718	119,919
Other	262	72
	$270,948	$243,043

Operating income	$41,628	$13,946
Adjusted EBITDA (non-GAAP) (1)	$32,055	$52,244
__________________________________________________

(1)	See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
Revenue for the Polymer segment was $270.9 million for the three months ended March 31, 2017 compared to $243.0 million for the three months ended March 31, 2016. The increase in revenue was driven by a $22.7 million higher average selling price primarily resulting from higher raw material costs and a $7.6 million increase in sales volumes, partially offset by a $2.4 million negative effect from changes in currency exchange rates. Sales volumes were 76.6 kilotons for the three months ended March 31, 2017, an increase of 1.5 kilotons or 2.1%.
With respect to revenue for the Polymer segment product groups:

•	Cariflex revenue was $38.0 million for the three months ended March 31, 2017 and was unchanged compared to the three months ended March 31, 2016.

•
Specialty Polymers revenue was $90.9 million for the three months ended March 31, 2017 compared to $85.0 million for the three months ended March 31, 2016. The revenue increase reflects the 8.1% increase in sales volumes.

•
Performance Products revenue was $141.7 million for the three months ended March 31, 2017 compared to $119.9 million for the three months ended March 31, 2016. The $21.8 million increase was primarily driven by higher average selling prices resulting from higher raw material costs.

For the three months ended March 31, 2017, the Polymer segment operating income was $41.6 million compared to $13.9 million for the three months ended March 31, 2016.
For the three months ended March 31, 2017, the Polymer segment generated $32.1 million of Adjusted EBITDA (non-GAAP) compared to $52.2 million for the three months ended March 31, 2016, a decrease of $20.2 million or 38.6%. The decline in Adjusted EBITDA was primarily due to lower margins indicative of the increase in raw material prices which were only partially offset by increases in selling prices in the first quarter and the continued pressure on SIS margins overall. The quarter-over-quarter comparison was also negatively impacted by the first quarter 2016 raw material market conditions which led to margin expansion in the prior year. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment
The following results of operations for the Chemical segment have been included in our consolidated results since January 6, 2016.

	Three Months Ended March 31, 2017	For the period January 6, 2016 through March 31, 2016
Revenue	(In thousands)
Adhesives	$64,372	$62,943
Roads and Construction	10,766	10,670
Tires	11,719	8,981
Performance Chemicals	100,320	94,286
	$187,177	$176,880

Operating income (loss)	$17,695	$(10,720)
Adjusted EBITDA (non-GAAP) (1)	$33,516	$40,857
__________________________________________________

(1)	See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
Revenue for the Chemical segment was $187.2 million for the three months ended March 31, 2017 compared to $176.9 million for the three months ended March 31, 2016. The increase in revenue was driven by a $33.7 million increase in sales volumes, partially offset by lower average selling prices aggregating $19.9 million and a $3.5 million negative effect from changes in currency exchange rates. Sales volumes were 109.1 kilotons for the three months ended March 31, 2017, an increase of 14.2 kilotons or 15.0%.
With respect to revenue for the Chemical segment product groups:

•
Adhesives revenue was $64.4 million for the three months ended March 31, 2017 compared to $62.9 million for the three months ended March 31, 2016. A 14.3% increase in sales volumes was largely offset by lower average selling prices.

•
Roads and Construction revenue was $10.8 million for the three months ended March 31, 2017 compared to $10.7 million for the three months ended March 31, 2016. A 10.8% increase in sales volumes was offset by lower average selling prices.

•
Tires revenue was $11.7 million for the three months ended March 31, 2017 compared to $9.0 million for the three months ended March 31, 2016. A 24.6% increase in sales volumes was largely offset by lower average selling prices.

•
Performance Chemicals (formerly Chemical Intermediates) revenue was $100.3 million for the three months ended March 31, 2017 compared to $94.3 million for the three months ended March 31, 2016. A 15.2% increase in sales volumes was partially offset by lower average selling prices.

For the three months ended March 31, 2017, the Chemical segment operating income was $17.7 million compared to an operating loss of $10.7 million for the three months ended March 31, 2016.
For the three months ended March 31, 2017, the Chemical segment generated $33.5 million of Adjusted EBITDA (non-GAAP) compared to $40.9 million for the three months ended March 31, 2016. The decline in Adjusted EBITDA was primarily due to lower margins indicative of the continued impact of low-cost C5 hydrocarbon alternatives and pricing pressure for TOFA and TOR products, which more than offset the 15.0% increase in sales volumes. See a reconciliation of GAAP operating income (loss) to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
During the three months ended March 31, 2017 (excluding borrowings under the Kraton Formosa Polymers Corporation (KFPC) Loan Agreement) we increased Kraton Corporation indebtedness by $7.8 million, while decreasing cash on hand (excluding KFPC cash) by approximately $21.5 million.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to Kraton net debt and consolidated net debt (non-GAAP):

	As of March 31, 2017	As of December 31, 2016
	(In thousands)
Term Loan	$886,000	$1,278,000
10.5% Senior Notes	440,000	440,000
7.0% Senior Notes	400,000	—
ABL	—	—
Capital lease	2,805	3,042
Kraton debt	1,728,805	1,721,042
Kraton cash	86,134	107,599
Kraton net debt	1,642,671	1,613,443

KFPC(1) loan	136,001	115,854
KFPC(1) cash	17,932	14,150
KFPC(1) net debt	118,069	101,704

Consolidated net debt	$1,760,740	$1,715,147
__________________________________________________

(1)
This amount includes all of the indebtedness of our Kraton Formosa Polymers Corporation (KFPC) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.

OUTLOOK
We continue to estimate that our 2017 Adjusted EBITDA will be approximately $350 million and we expect to reduce net indebtedness by $100-$150 million in 2017.
We currently estimate that our results in the second quarter 2017 will reflect a positive spread between FIFO and ECRC of approximately $10 million.
We have not reconciled Adjusted EBITDA guidance to net income (loss) because we do not provide guidance for net income (loss) or for items that we do not consider indicative of our on-going performance, including, but not limited to, transaction and acquisition costs and costs associated with dispositions, business exits, and production downtime, as certain of these items are out of our control and/or cannot be reasonably predicted. We have not reconciled net debt guidance to debt due to high variability and difficulty in making accurate forecasts and projections that are impacted by future decisions and actions. The actual amount of such reconciling items will have a significant impact if they were included in our Adjusted EBITDA and net debt. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding U.S. GAAP measures is not available without unreasonable effort.
USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, and Net Debt. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and estimated current replacement cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation and amortization. For each reporting segment, EBITDA represents operating income before depreciation and amortization, disposition and exit of business activities and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, if applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings per Share by eliminating from Diluted Earnings (loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Net Debt: We define net debt for Kraton as total debt (excluding debt of KFPC) less cash and cash equivalents. We define consolidated net debt as Kraton net debt plus debt of KFPC less KFPC's cash and cash equivalents. Management uses net debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. In addition, management believes that presenting Kraton's net debt excluding KFPC is useful because KFPC has its own capital structure.
CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, April 27, 2017 at 9:00 a.m. (Eastern Time) to discuss first quarter 2017 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-839-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on April 27, 2017 through 1:59 a.m. (Eastern Time) on May 11, 2017. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-839-2290.

ABOUT KRATON CORPORATION
Kraton Corporation (NYSE: KRA) is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, and Cariflex are all trademarks of Kraton Polymers LLC or its affiliates.
FORWARD LOOKING STATEMENTS
Some of the statements and information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often identified by words such as “outlook,” “believes,” “target,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, or “anticipates,” or by discussions of strategy, plans or intentions, including all matters described on the section titled “Outlook” including, but not limited to, our outlook for full year 2017 guidance for Adjusted EBITDA, expectations of Kraton net debt at December 31, 2017 and second quarter 2017 guidance on the positive spread between FIFO and ECRC.
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause actual results, performance or our achievements, or industry results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: the integration of Arizona Chemical (now, AZ Chem Holdings LP); Kraton's ability to repay its indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton's end-use markets; and other factors of which we are currently unaware or deem immaterial. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersedes such information. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenue	$458,125	$419,923
Cost of goods sold	314,759	326,105
Gross profit	143,366	93,818
Operating expenses:
Research and development	10,345	10,576
Selling, general, and administrative	40,555	49,862
Depreciation and amortization	33,143	30,154
Operating income	59,323	3,226
Disposition and exit of business activities	—	45,251
Loss on extinguishment of debt	(19,738)	(13,423)
Earnings of unconsolidated joint venture	127	78
Interest expense, net	(34,305)	(33,838)
Income before income taxes	5,407	1,294
Income tax benefit (expense)	(1,218)	86,251
Consolidated net income	4,189	87,545
Net loss attributable to noncontrolling interest	2,224	542
Net income attributable to Kraton	$6,413	$88,087
Earnings per common share:
Basic	$0.21	$2.87
Diluted	$0.20	$2.84
Weighted average common shares outstanding:
Basic	30,430	30,026
Diluted	30,851	30,289

KRATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$104,066	$121,749
Receivables, net of allowances of $929 and $814	216,330	200,860
Inventories of products	386,900	327,996
Inventories of materials and supplies	23,671	22,392
Prepaid expenses	36,628	35,851
Other current assets	39,267	37,658
Total current assets	806,862	746,506
Property, plant, and equipment, less accumulated depreciation of $438,005 and $411,418	921,411	906,722
Goodwill	770,525	770,012
Intangible assets, less accumulated amortization of $155,595 and $144,946	430,329	439,198
Investment in unconsolidated joint venture	11,003	11,195
Debt issuance costs	3,218	3,511
Deferred income taxes	7,113	6,907
Other long-term assets	24,752	22,594
Total assets	$2,975,213	$2,906,645
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$28,192	$41,825
Accounts payable-trade	165,792	150,081
Other payables and accruals	112,122	130,398
Due to related party	20,895	14,669
Total current liabilities	327,001	336,973
Long-term debt, net of current portion	1,753,382	1,697,700
Deferred income taxes	211,380	211,396
Other long-term liabilities	171,687	170,339
Total liabilities	2,463,450	2,416,408

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,176 shares issued and outstanding at March 31, 2017; 30,960 shares issued and outstanding at December 31, 2016	312	310
Additional paid in capital	364,194	361,682
Retained earnings	260,852	254,439
Accumulated other comprehensive loss	(145,593)	(158,530)
Total Kraton stockholders' equity	479,765	457,901
Noncontrolling interest	31,998	32,336
Total equity	511,763	490,237
Total liabilities and equity	$2,975,213	$2,906,645

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$4,189	$87,545
Adjustments to reconcile consolidated net income to net cash provided by (used in) operating activities:
Depreciation and amortization	33,143	30,154
Amortization of original issue discount	2,093	1,655
Amortization of debt issuance costs	2,381	1,959
(Gain) loss on disposal of property, plant, and equipment	(29)	82
Disposition and exit of business activities	—	(45,251)
Loss on extinguishment of debt	19,738	13,423
Earnings from unconsolidated joint venture, net of dividends received	309	369
Deferred income tax benefit	(1,177)	(2,643)
Release of valuation allowance	—	(86,631)
Share-based compensation	2,974	3,083
Decrease (increase) in:
Accounts receivable	(13,188)	(15,551)
Inventories of products, materials, and supplies	(56,818)	26,478
Other assets	(1,584)	(10,393)
Increase (decrease) in:
Accounts payable-trade	20,262	(10,272)
Other payables and accruals	(14,122)	(27,952)
Other long-term liabilities	(157)	6,176
Due to related party	5,427	1,154
Net cash provided by (used in) operating activities	3,441	(26,615)
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(27,279)	(18,502)
KFPC purchase of property, plant, and equipment	(5,558)	(8,325)
Purchase of software and other intangibles	(1,514)	(352)
Acquisition, net of cash acquired	—	(1,317,252)
Sale of assets	—	72,000
Net cash used in investing activities	(34,351)	(1,272,431)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	415,000	1,782,965
Repayments of debt	(407,000)	(430,133)
KFPC proceeds from debt	13,244	12,100
Capital lease payments	(237)	(35)
Purchase of treasury stock	(1,511)	(954)
Proceeds from the exercise of stock options	1,051	169
Settlement of interest rate swap	—	(5,155)
Debt issuance costs	(9,318)	(57,116)
Net cash provided by financing activities	11,229	1,301,841
Effect of exchange rate differences on cash	1,998	5,534
Net increase (decrease) in cash and cash equivalents	(17,683)	8,329
Cash and cash equivalents, beginning of period	121,749	70,049
Cash and cash equivalents, end of period	$104,066	$78,378
Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$6,523	$3,792
Cash paid during the period for interest, net of capitalized interest	$17,741	$19,690
Capitalized interest	$1,215	$797
Supplemental non-cash disclosures:
Property, plant, and equipment accruals	$23,796	$15,121

KRATON CORPORATION
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON AND OPERATING INCOME (LOSS) TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton			$6,413			$88,087
Net loss attributable to noncontrolling interest			(2,224)			(542)
Consolidated net income			4,189			87,545
Add (deduct):
Income tax (benefit) expense			1,218			(86,251)
Interest expense, net			34,305			33,838
Earnings of unconsolidated joint venture			(127)			(78)
Loss on extinguishment of debt			19,738			13,423
Disposition and exit of business activities			—			(45,251)
Operating income (loss)	$41,628	$17,695	$59,323	$13,946	$(10,720)	$3,226
Add (deduct):
Depreciation and amortization	16,324	16,819	33,143	14,592	15,562	30,154
Disposition and exit of business activities	—	—	—	45,251	—	45,251
Loss on extinguishment of debt	(19,738)	—	(19,738)	(13,423)	—	(13,423)
Earnings of unconsolidated joint venture	127	—	127	78	—	78
EBITDA	38,341	34,514	72,855	60,444	4,842	65,286
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	4,674	220	4,894	6,477	5,199	11,676
Disposition and exit of business activities	—	—	—	(45,251)	—	(45,251)
Loss on extinguishment of debt	19,738	—	19,738	13,423	—	13,423
Effect of purchase price accounting on inventory valuation (b)	—	—	—	—	24,719	24,719
KFPC startup costs (c)	2,821	—	2,821	840	—	840
Non-cash compensation expense	2,974	—	2,974	3,083	—	3,083
Spread between FIFO and ECRC	(36,493)	(1,218)	(37,711)	13,228	6,097	19,325
Adjusted EBITDA	$32,055	$33,516	$65,571	$52,244	$40,857	$93,101
_____________________________________________________

(a)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(b)	Higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(c)	Startup costs related to the joint venture company, KFPC.

KRATON CORPORATION
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Diluted earnings per share	$0.20	$2.84
Transaction, acquisition related costs, restructuring, and other costs (a)	0.12	0.33
Disposition and exit of business activities	—	(0.94)
Loss on extinguishment of debt	0.41	0.28
Effect of purchase price accounting on inventory valuation (b)	—	0.63
KFPC startup costs (c)	0.06	0.01
Valuation allowance (d)	—	(2.80)
Spread between FIFO and ECRC	(0.94)	0.45
Adjusted diluted earnings (loss) per share (non-GAAP)	$(0.15)	$0.80
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(a)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(b)	We had higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(c)	Startup costs related to the joint venture company, KFPC.

(d)	Reduction of income tax valuation allowance related to the assessment of our ability to utilize net operating losses in future periods.